SmytheRatcliffe

CHARTERED ACCOUNTANTS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Reg Technologies Inc.

We consent to the inclusion in the Form 20-F/A of our report dated August 22, 2008, except for Note 12 which is as of November 13, 2009 on the consolidated financial statements of loss and comprehensive loss, shareholders’ equity and cash flows of Reg Technologies Inc. for the year ended April 30, 2008.

“Smythe Ratcliffe LLP” (signed)

Chartered Accountants

Vancouver, Canada

March 14, 2011

7th Floor, 355 Burrard St.
Vancouver, BC V6C 2G8

Tel: 604 687 1231
Smythe Ratcliffe LLP is a member of PKF International Limited and PKF North American Network	Fax: 604 688 4675
which are two separate associations of legally independent member firms	smytheratcliffe.com